Exhibit 99.1

Stewart Reports Results for the Third Quarter 2015

- Total operating revenues increased 9.9 percent

- Total title revenues increased 13.4 percent

- Closed orders increased 11.8 percent

- Title segment pretax margin of 15.6 percent

- Results include $35.9 million of non-cash goodwill and other intangible impairment charges related to our mortgage services segment and $7.8 million of non-operating charges

HOUSTON, Oct. 22, 2015 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported net loss attributable to Stewart of $13.5 million, or $(0.58) per diluted share, for the third quarter 2015 compared to net income attributable to Stewart of $23.7 million, or $0.97 per diluted share, for the third quarter 2014. Third quarter 2015 results include $1.31 per diluted share of non-cash impairment charges and $0.21 per diluted share of non-operating costs.

Pretax loss for the third quarter 2015 was $5.6 million as compared to pretax income of $42.8 million for the third quarter 2014. Third quarter 2015 results include $35.9 million of goodwill and other intangible impairment charges, as discussed below. These non-cash accounting charges will not impact our liquidity, cash flows, compliance with debt covenants or any future operations.

Also included in the third quarter 2015 are approximately $5.7 million of aggregate costs (consisting of consulting and third party service provider transition costs) recorded primarily in the corporate segment related to our cost management program and Consumer Financial Protection Bureau (CFPB) integrated disclosure preparations, a $1.5 million litigation charge recorded as other operating expense in the title segment and $0.6 million of costs related to mortgage services' exit from its delinquent loan servicing operations. Third quarter 2014 results included a credit, recorded in the title segment, relating to the partial recovery of a previously recognized large title loss, partially offset by $4.2 million of litigation-related accruals recorded principally in the title segment and approximately $2.4 million of aggregate costs related to the integration of acquisitions which were recorded primarily in the corporate segment.

Our title segment generated pretax income in the third quarter 2015 of $78.7 million on revenues of $503.5 million, a 15.6 percent margin, compared to pretax income in the prior year quarter of $74.9 million on revenues of $440.5 million, a 17.0 percent margin. The prior year quarter's margin was favorably influenced by the aforementioned partial recovery of a previously recorded large title loss.

Our mortgage services segment generated a pretax loss in the third quarter 2015 of $43.4 million on revenues of $49.9 million, compared to pretax income of $3.3 million on revenues of $62.8 million in the prior year quarter. Third quarter 2015 results for the segment include the $35.9 million impairment charge.

"While the underlying operational performance of our title segment was strong, our reported results of operations for the third quarter were overshadowed by the non-cash impairment charge, as well as non-operating costs mostly related to our ongoing efforts to build cost efficiencies," said Matthew W. Morris, chief executive officer. "Our mortgage services segment continues to experience rapidly falling revenues from its delinquent loan servicing operations, a line of business we announced in the second quarter we are exiting, which contributed to the goodwill impairment charge."

"As we look forward to the fourth quarter, we are mindful of the potential impact on closings from implementation of the new integrated disclosure requirements known as 'Know Before You Owe', which became effective October 3, 2015," continued Morris. "Given the significance of the changes all along the mortgage origination-to-closing cycle, we believe there will likely be some disruptions in closings, which could result in revenue generation shifting to later in the quarter and perhaps into first quarter 2016. While loan applications were down more than 27 percent in the first full week in October under the requirements, we've only experienced a modest decline in opened orders per workday as compared to September, but it is too early to discern a trend. During the fourth quarter, we will have a full quarter's benefit of the cost management program announced in 2014 to help offset any potential revenue delay."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Third Quarter		Nine Months
	2015	2014	2015	2014

Total revenues	556.6	508.1	1,537.3	1,348.5
Pretax income (loss) before noncontrolling interests	(5.6)	42.8	6.6	35.8
Income tax expense	4.9	16.8	7.7	11.6
Net income (loss) attributable to Stewart	(13.5)	23.7	(8.8)	17.9
Net income (loss) per diluted share attributable to Stewart	(0.58)	0.97	(0.37)	0.76

Title Segment
Our title segment revenues for the third quarter 2015 were $503.5 million, an increase of 14.3 percent from the third quarter 2014 and an increase of 7.4 percent from the second quarter 2015. In the third quarter 2015, the title segment generated pretax income of $78.7 million (15.6 percent margin), compared with third quarter 2014 pretax income of $74.9 million (17.0 percent margin) and second quarter 2015 pretax income of $72.8 million (15.5 percent margin). The prior year quarter was favorably influenced by the title loss recovery mentioned above; excluding this recovery, the segment's adjusted pretax margin was 13.6 percent.

"Our title operations continued to deliver solid results, with strong revenue growth and improving margins compared to the year ago quarter," continued Morris. "We saw increases in transaction volume across all our title operations. We will maintain our focus on disciplined and accountable sales growth, regularly and rigorously evaluating office performance, seeking profitable agency relationships and emphasizing commercial growth."

Revenues from direct operations for the third quarter 2015 increased 4.7 percent compared to the same quarter last year, but were down slightly (0.4 percent) from the second quarter 2015.

Total orders closed in the third quarter 2015 increased 11.8 percent compared to third quarter 2014. Refinancing orders, which increased 38.1 percent from the prior year quarter, were 30.3 percent of total orders closed in the third quarter 2015 and 24.5 percent of total orders closed in the prior year quarter. Detailed open and closed order information is provided in the accompanying financial tables, breaking out orders by categories and months. Although international commercial orders are included in the commercial category, only closed orders are represented in the open and closed order totals and international non-commercial orders are not included.

Direct revenue information is presented below (dollars in millions):

	Three Months Ended September 30,
	2015	2014	% Change

Commercial
Domestic	45.2	38.8	16.5%
International	4.2	5.8	(27.6)%
Non-commercial
Domestic	164.1	156.6	4.8%
International	26.9	28.4	(5.3)%

Total Direct Revenues	240.4	229.6	4.7%

Although international revenues grew on a local currency basis, the strengthening U.S. dollar resulted in the decline shown above. Revenues from independent agency operations increased 22.0 percent in the third quarter 2015 compared to the third quarter 2014 and increased 12.3 percent from the second quarter 2015. Net of agency retention, independent agency revenues increased 28.3 percent, as our agency remittance ratio improved from 18.4 percent in third quarter 2014 to 19.4 percent in third quarter 2015. The improvement in remittance ratio was driven by increased business from agencies in the higher-remitting state of Florida combined with declines from the lower-remitting states of California and Texas.

Mortgage Services Segment
Revenues generated by our mortgage services segment were $49.9 million for the third quarter 2015, decreasing 20.6 percent compared to $62.8 million in the third quarter 2014. Sequentially, revenues decreased 14.0 percent compared to the second quarter 2015. Revenue reductions were attributable to expected declines within our delinquent loan servicing operations. We are seeing continued efficiencies and growth opportunities in our other mortgage services business lines, principally those acquired in 2014.

As announced during the second quarter, we are exiting the delinquent loan servicing operations of our mortgage services segment. We now anticipate the orderly wind-down and final exit of these operations will occur by the end of first quarter 2016. We expect the total charge to be incurred related to exiting these operations to be $5 million to $7 million, of which $0.6 million was incurred during the third quarter and the remainder will take place in fourth quarter 2015 and first quarter 2016. As previously announced, we performed a preliminary review for impairment of goodwill and other intangibles associated with the segment and recorded the non-cash charge of $35.9 million ($30.5 million after tax) as discussed above.

The mortgage services segment reported a pretax loss of $43.4 million in the third quarter 2015 compared to pretax income of $3.3 million and a pretax loss of $3.3 million for the third quarter 2014 and second quarter 2015, respectively. Third quarter 2015 results include the aforementioned $35.9 million impairment charge as well as approximately $0.6 million of exit costs related to the delinquent loan servicing operations. Excluding the impairment charge and costs associated with exit activities, the segment reported a pretax loss of $6.9 million.

Sequentially from second quarter 2015, revenues for the segment declined $8.1 million, and pretax income declined $3.6 million (excluding the impact of the charges noted above). The delinquent loan servicing operations will continue to operate unprofitably during fourth quarter 2015 and first quarter 2016 during the wind-down in accordance with the schedule agreed to with our customers. Due to the significance of the impact of these operations on overall segment results, we expect the segment to report a pretax loss in both quarters.

Expenses
Employee costs for the third quarter 2015 were comparable with third quarter 2014 and decreased sequentially 3.5 percent from the second quarter 2015. While average overall headcount decreased approximately 2.5 percent due to our previously announced cost management program as well as reductions in force due to lower volume in the mortgage services segment, the lower salaries and benefits costs associated with this decline were offset by higher variable compensation earned due to increased revenues. As a percentage of total operating revenues, employee costs were 29.9 percent, an improvement of 280 and 260 basis points compared to 32.7 percent and 32.5 percent in the prior year quarter and second quarter 2015, respectively.

Other operating expenses increased 4.4 percent in the third quarter 2015 compared to the third quarter 2014 and increased 1.8 percent sequentially from the second quarter 2015. During the quarter, we incurred other operating expenses associated with the cost management program and CFPB preparations aggregating $5.7 million and $1.5 million of litigation-related charges. During the third quarter 2014, we incurred approximately $2.0 million of other operating expenses relating to acquisition integration and the cost management program as well as $4.2 million of litigation-related expense. Excluding the impact of these incremental expenses in both quarters, other operating costs would have increased approximately 3.6 percent, due to fees paid to the third party outsourcing firm related to our cost management program as well as higher variable costs associated with increased title revenues. The year-over-year comparison is also modestly impacted by our collateral valuation business acquired August 1, 2014. As a percentage of total operating revenues, other operating expenses were 18.1 percent, 19.0 percent, and 18.6 percent in the third quarter 2015, third quarter 2014 and second quarter 2015, respectively.

As a percentage of title revenues, title losses were 5.0 percent in the third quarter 2015, 2.0 percent in the third quarter 2014 and 4.0 percent in the second quarter 2015. Title loss expense increased to $25.9 million in the third quarter 2015 compared to $9.1 million in the third quarter 2014. Title policy loss expense in the third quarter 2014 included a credit relating to the recovery of a portion of a previously recognized large loss; excluding this credit, title losses were 5.2 percent of title revenues. Sequentially, title losses increased 32.2 percent compared to $19.6 million in the second quarter 2015 due to a $7.3 million net policy reserve reduction during second quarter 2015. The title loss ratio in any given quarter can be significantly influenced by changes in title revenues, insurance recoveries, new large claims incurred and adjustments to reserves for existing large claims. Total balance sheet policy loss reserves were $478.6 million at September 30, 2015.

Depreciation and amortization expense was $7.6 million in the third quarter 2015, an increase of 15.3 percent compared to third quarter 2014. The increase is due to amortization of acquired intangibles recorded in the fourth quarter 2014 and, to a lesser extent, from accelerated amortization on assets used in the delinquent loan servicing operations. As a result of the decision to exit those operations, the assets used in them are expected to be fully amortized by the end of first quarter 2016.

Other
Cash provided by operations was $56.7 million in the third quarter 2015 compared to $49.3 million for the same period in 2014, an improvement of $7.4 million. During the third quarter, we declared and paid a dividend of $0.25 per share. As of September 30, 2015, we have purchased a total of 1.44 million shares of our common stock at an aggregate purchase price of $49.9 million. Including the anticipated dividend to be paid in the fourth quarter 2015, about $3.2 million remains to complete our $70 million capital return program. We remain committed to returning capital to stockholders on a regular basis while maintaining our ratings and a capital base that supports the growth in our business and our obligations to our policyholders.

Third Quarter Earnings Call
Stewart will hold a conference call to discuss third quarter 2015 earnings at 8:30 a.m. Eastern Time on Thursday, October 22, 2015. To participate, dial (877) 876-9177 (USA) and (785) 424-1666 (International) - access code STCQ315. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://www.stewart.com/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on October 22, 2015 until midnight on October 29, 2015, by dialing (800) 839-5146 (USA) or (402) 220-1508 (International). The access code is also STCQ315.

About Stewart
Stewart Information Services Corp. (NYSE: STC) is a leading provider of real estate services, including global residential and commercial title insurance, escrow and settlement services, lender services, underwriting, specialty insurance, loan due diligence, compliance solutions, service performance management and other solutions that facilitate successful real estate transactions. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, through our direct operations, network of approved agencies and other companies within the Stewart family. Through a focus on integrity, smart growth and conservative management, Stewart remains committed to serving our customers, innovating and improving to meet their needs in an ever-changing market.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; our exit of the delinquent loan servicing business lines and the wind down of these operations; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended September 30		Nine months ended September 30
	2015	2014	2015	2014
Revenues:
Title insurance:
Direct operations	240,448	229,629	670,098	589,141
Agency operations	282,023	231,109	748,043	654,706
Mortgage services	29,924	41,822	104,878	90,933
Investment income	4,121	3,870	12,735	12,588
Investment and other gains - net	56	1,667	1,595	1,143
	556,572	508,097	1,537,349	1,348,511
Expenses:
Amounts retained by agencies	227,374	188,513	607,611	533,971
Employee costs	165,024	164,423	498,598	457,596
Other operating expenses	99,758	95,535	286,553	252,436
Title losses and related claims	25,883	9,084	78,593	50,021
Impairment of goodwill and other intangibles	35,867	—	35,867	—
Depreciation and amortization	7,633	6,621	22,013	16,070
Interest	601	1,101	1,525	2,646
	562,140	465,277	1,530,760	1,312,740
(Loss) income before taxes and noncontrolling interests	(5,568)	42,820	6,589	35,771
Income tax expense	4,859	16,760	7,735	11,592
Net (loss) income	(10,427)	26,060	(1,146)	24,179
Less net income attributable to noncontrolling interests	3,040	2,343	7,663	6,289
Net (loss) income attributable to Stewart	(13,467)	23,717	(8,809)	17,890

Net (loss) income per diluted share attributable to Stewart	(0.58)	0.97	(0.37)	0.76
Average number of dilutive shares (000)	23,286	24,663	23,631	24,812

Segment information:
Title revenues	503,463	440,513	1,352,816	1,210,740
Title pretax income before noncontrolling interests	78,707	74,921	171,108	138,372

Mortgage services revenues	49,883	62,827	171,624	123,903
Mortgage services pretax (loss) income before noncontrolling interests	(43,433)	3,252	(44,124)	(994)

Corporate revenues	3,226	4,757	12,909	13,868
Corporate pretax loss before noncontrolling interests	(40,842)	(35,353)	(120,395)	(101,607)

Selected financial information:
Cash provided by operations	56,686	49,340	65,597	20,628
Other comprehensive (loss) income	(4,876)	(7,181)	(13,855)	2,214

	September 30, 2015 (Unaudited)	December 31, 2014

Stockholders' equity	644,145	700,453
Number of shares outstanding (000)	23,285	24,006
Book value per share	27.66	29.18

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	September 30, 2015 (Unaudited)	December 31, 2014
Assets:
Cash and cash equivalents	211,315	200,558
Short-term investments	21,882	25,042
Investments - statutory reserve funds	480,132	438,511
Investments - other	73,360	141,592
Receivables - premiums from agencies	37,404	42,929
Receivables - other	58,544	64,938
Allowance for uncollectible amounts	(8,883)	(9,193)
Property and equipment, net	72,475	75,353
Title plants	76,083	76,779
Goodwill	218,652	251,868
Intangible assets	20,061	26,311
Deferred tax asset	571	800
Other assets	56,712	56,990
	1,318,308	1,392,478
Liabilities:
Notes payable	82,051	71,180
Accounts payable and accrued liabilities	109,931	111,965
Estimated title losses	478,629	495,395
Deferred tax liability	3,552	13,485
	674,163	692,025
Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	180,275	203,563
Retained earnings	459,644	479,733
Accumulated other comprehensive (loss) income	(1,300)	12,555
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	635,953	693,185
Noncontrolling interests	8,192	7,268
Total stockholders' equity	644,145	700,453
	1,318,308	1,392,478

Monthly Order Counts:
Opened Orders 2015:	Jul	Aug	Sept	Total	Closed Orders 2015:	Jul	Aug	Sept	Total
Commercial	4,148	3,818	3,800	11,766	Commercial	2,966	2,486	2,721	8,173
Purchase	22,989	21,014	19,833	63,836	Purchase	19,293	17,543	16,696	53,532
Refi	13,330	13,276	13,936	40,542	Refi	10,194	9,511	9,144	28,849
Other	2,018	1,648	1,714	5,380	Other	1,682	1,485	1,502	4,669
Total	42,485	39,756	39,283	121,524	Total	34,135	31,025	30,063	95,223

Opened Orders 2014:	Jul	Aug	Sept	Total	Closed Orders 2014:	Jul	Aug	Sept	Total
Commercial	4,991	4,422	4,804	14,217	Commercial	3,144	2,744	3,028	8,916
Purchase	22,766	20,756	20,352	63,874	Purchase	16,723	16,313	15,991	49,027
Refi	11,092	13,726	14,625	39,443	Refi	6,386	6,820	7,679	20,885
Other	2,394	2,951	2,878	8,223	Other	1,663	2,180	2,515	6,358
Total	41,243	41,855	42,659	125,757	Total	27,916	28,057	29,213	85,186

Adjusted EBITDA (dollars in millions)

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) net (loss) income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization (EBITDA), and (2) adjusted EBITDA, reflecting non-operating costs such as severance, consulting and third-party provider transition costs, as well as impairment charges, litigation expenses and prior policy year reserve adjustments. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following table reconciles the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three and nine months ended September 30, 2015 and 2014.

	Third Quarter			Nine Months
	2015	2014	% Chg	2015	2014	% Chg

Revenues	556.6	508.1	9.5%	1,537.3	1,348.5	14.0%

Net (loss) income attributable to Stewart	(13.5)	23.7		(8.8)	17.9
Noncontrolling interests	3.0	2.3		7.7	6.3
Income taxes	4.9	16.8		7.7	11.6
(Loss) income before taxes and
noncontrolling interests	(5.6)	42.8		6.6	35.8
Non-operating charges	6.3	2.4		34.4	9.5
Litigation expense	1.5	4.2		6.0	14.7
Impairment charge	35.9	—		35.9	—
Prior policy year reserve adjustments, net	—	(14.8)		(7.3)	(21.3)
Adjusted income before taxes
and noncontrolling interests	38.1	34.6		75.6	38.7
Depreciation & amortization*	7.2	6.6		21.6	16.1
Interest expense	0.6	1.1		1.5	2.6

Adjusted EBITDA	45.9	42.3	8.5%	98.7	57.4	72.0%

* Net of $0.4 million accelerated depreciation charges for the third quarter and nine months 2015.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360